UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2016

Strongbow Resources Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52645	20-4119257
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 N. Rainbow Blvd., Suite 250, Las Vegas, Nevada  89107

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 403.241.8912

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 17, 2016, we entered into a subscription agreement, pursuant to which one investor purchased a 10% secured convertible debenture (the “Debenture”) in the aggregate principal amount of US$200,000. The Debenture, and all accrued interest thereon, is convertible into units of the Company (each, a “Unit”) at a conversion price of US$0.20 per Unit, with each Unit comprised of one common share of the Company (each, a “Share”) and one non-transferable share purchase warrant (each, a “Warrant”), with each Warrant exercisable into one additional Share (each, a “Warrant Share”) at an exercise price of US$0.40 per Warrant Share for a period of two (2) years from the closing date. The Debenture matures six months from the date of issuance and bears interest at a rate of 10% per annum, which is payable on maturity, unless converted.

As further consideration for the Debenture, the Company issued 200,000 additional Units to the holder. The Debenture is secured against all present and after acquired property of the Company pursuant to the terms of a General Security Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K. We issued the Debenture and the Units to one U.S. person who is an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended), and in issuing the Debenture and the Units to this person we relied on the exemptions from the registration requirements provided for in Rule 506 Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Form of Subscription Agreement
10.2	Form of Debenture
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGBOW RESOURCES INC.

By:

/s/Michael Caetano

Michael Caetano

Chief Executive Officer

Date: June 2, 2016